Exhibit 5.1

March 31, 2009

SMF Energy Corporation
200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida  33309

Re:	Registration Statement on Form S-3

Gentlemen:

We are counsel to SMF Energy Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 that is being filed with the Securities and Exchange Commission on March 31, 2009 (the “Registration Statement”), relating to the registration of an aggregate 11,515,212 shares of common stock, $.01 par value.  The shares of common stock being registered consists of (i) 10,000,000 shares that the Company may offer and sell from time to time and (ii) 1,515,212 shares that the selling stockholders, as identified in the Registration Statement, may offer and sell from time to time.

The shares of common stock that we are registering on behalf of the selling stockholders consist of 229,000 shares underlying 229 shares of Series C Convertible Preferred Stock (the “Series C Preferred Stock”), 1,115,385 shares underlying the 12% Unsecured Convertible Promissory Notes (the “12% Convertible Notes”) and 170,827 shares that were issued in connection with the deferral and conversion of the interest payments due on our 11½% Senior Secured Convertible Promissory Notes and our 12% Convertible Notes (collectively, the “Notes”).

In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and written and oral statements of officers, legal counsel and accountants of the Company and of public officials, and other documents that we have considered necessary and appropriate for this opinion, and, based thereon, we advise you that, in our opinion:

1.           The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

2.           Following the effectiveness of the Registration Statement, the shares of common stock to be offered and sold by the Company, if and when duly authorized by the Company in accordance with its Certificate of Incorporation, as amended, Bylaws and applicable law, and issued as described in the Registration Statement, will, upon such issuance, be legally issued, fully paid and non-assessable.

3.           Following effectiveness of the Registration Statement, the shares of common stock issuable upon conversion of the Series C Preferred Stock to be offered and sold by the selling stockholders, will, when sold, be validly issued, fully paid and non-assessable, assuming the issuance is in accordance with the terms of the Series C Preferred Stock.

4.           Following effectiveness of the Registration Statement, the shares of common stock issuable upon conversion of the Convertible Promissory Notes to be offered and sold by the selling stockholders, will, when sold, be validly issued, fully paid and non-assessable, assuming its issuance is in accordance with the terms of the Convertible Promissory Notes.

5.           Following effectiveness of the Registration Statement, the outstanding shares of common stock that were issued pursuant to the deferral and conversion of the interest payments due on our Notes is validly issued, fully paid and non-assessable.

We hereby consent to the use of our name beneath the caption “Legal Matters”  in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 thereto.

Very truly yours,

/s/ Davis Graham & Stubbs llp
Davis Graham & Stubbs llp